                                                                    Exhibit 99.1

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                                                        PAGE
                                                                                                                        ----
(1)  CONSOLIDATED FINANCIAL STATEMENTS

         Independent Auditors' Report....................................................................................20

         Consolidated Balance Sheets as of March 31, 1998 and 1997.......................................................21

         Consolidated Statements Of Operations for the three years ended March 31, 1998..................................22

         Consolidated Statements Of Stockholders' Equity for the three years ended March 31, 1998........................23

         Consolidated Statements Of Cash Flow for the three years ended March 31, 1998...................................24

         Notes To Consolidated Financial Statements......................................................................25

(2)  CONSOLIDATED FINANCIAL STATEMENTS SCHEDULES FOR THE THREE YEARS ENDED MARCH 31, 1998

         Schedule II - Consolidated Valuation And Qualifying Accounts....................................................37


Schedules other than those listed above have been omitted since they are either not applicable, not required or the information is included elsewhere herein.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
OneWorld Systems, Inc.

We have audited the consolidated financial statements of OneWorld Systems, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OneWorld Systems, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




KPMG PEAT MARWICK LLP
Mountain View, California
May 18, 1998, except
as to Note 10 which is
as of June 18, 1998

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                              March 31,
                                                                        ----------------------
(In thousands, except share data)                                         1998          1997
                                                                        --------      --------
ASSETS

Current assets:
    Cash and cash equivalents                                           $  3,097      $  9,687
    Accounts receivable, net                                               8,160         4,324
    Inventories, net                                                       2,351         2,071
    Income tax receivable                                                     --         7,665
    Other current assets                                                     253           343
                                                                        --------      --------
    Total current assets                                                  13,861        24,090

Property and equipment, net                                                4,049         6,929
Investment in AirMedia, Inc.                                                  --         4,043
Other assets                                                                  63           138
                                                                        --------      --------
       Total assets                                                     $ 17,973      $ 35,200
                                                                        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                    $  7,625      $ 15,971
    Line of credit borrowings                                                 --         4,241
    Accrued and other liabilities                                          6,003         7,638
                                                                        --------      --------
    Total current liabilities                                             13,628        27,850

Stockholders' equity:
    Preferred stock, $0.001 par value; 5,000,000 shares authorized;
       none issued and outstanding                                            --            --
    Common stock, $0.001 par value; 30,000,000 shares authorized;
       17,162,771 and 16,929,690 shares issued and outstanding                17            17
    Additional paid-in capital                                            43,246        42,873

    Accumulated deficit                                                  (38,918)      (35,540)
                                                                        --------      --------
    Total stockholders' equity                                             4,345         7,350
                                                                        --------      --------
       Total liabilities and stockholders' equity                       $ 17,973      $ 35,200
                                                                        ========      ========


See accompanying Notes to Consolidated Financial Statements

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         Year ended March 31,
                                                                ---------------------------------------
(In thousands, except per share data)                              1998          1997           1996
                                                                ---------      ---------      ---------
Net revenue                                                     $  61,468      $  90,174      $ 136,941
Cost of revenue                                                    42,204         80,439         77,583
                                                                ---------      ---------      ---------
    Gross profit                                                   19,264          9,735         59,358
                                                                ---------      ---------      ---------

Operating expenses:
    Research and development                                        9,727         12,008         14,550
    Marketing and sales                                            13,900         28,900         22,976
    General and administrative                                      4,370          7,367          5,678
    Restructuring costs                                               240          1,298             --
    Loss from investment in GlobalCenter, Inc.                         --          2,191             --
                                                                ---------      ---------      ---------
       Total operating expenses                                    28,237         51,764         43,204
                                                                ---------      ---------      ---------
       Income (loss) from operations                               (8,973)       (42,029)        16,154
                                                                ---------      ---------      ---------

Other income (expense), net:
    Gain on sale of investment in GlobalCenter, Inc.                3,691             --             --
    Loss on sale of investment in AirMedia, Inc.                   (2,074)            --             --
    Interest income                                                    87            411          1,000
    Interest expense                                                 (154)          (248)            --
    Repayment of loan previously reserved                           2,600             --             --
    Other income                                                      114            613            154
                                                                ---------      ---------      ---------
       Total other income, net                                      4,264            776          1,154
                                                                ---------      ---------      ---------
    Income (loss) before income taxes                              (4,709)       (41,253)        17,308
    Provision for income taxes (benefit)                               --         (5,401)         5,160
                                                                ---------      ---------      ---------
       Income (loss) from continuing operations                    (4,709)       (35,852)        12,148
                                                                ---------      ---------      ---------

Discontinued operations:
    Loss from discontinued operations                                  --         (1,822)        (3,312)
    Gain (loss) on disposal of discontinued operations              1,331         (2,207)            --
                                                                ---------      ---------      ---------
       Income (loss) from discontinued operations                   1,331         (4,029)        (3,312)
                                                                ---------      ---------      ---------
       Net income (loss)                                        $  (3,378)     $ (39,881)     $   8,836
                                                                ---------      ---------      ---------


Basic per share data:
    Income (loss) per share from continuing operations          $   (0.28)     $   (2.13)     $    0.73
    Income (loss) per share from discontinued operations             0.08          (0.24)         (0.20)
                                                                ---------      ---------      ---------
       Net income (loss) per share                              $   (0.20)     $   (2.37)     $    0.53
                                                                ---------      ---------      ---------

Diluted per share data:
    Income (loss) per share from continuing operations          $   (0.28)     $   (2.13)     $    0.68
    Income (loss) per share from discontinued operations             0.08          (0.24)         (0.19)
                                                                ---------      ---------      ---------
       Net income (loss) per share                              $   (0.20)     $   (2.37)     $    0.49
                                                                ---------      ---------      ---------

Shares used in basic per share computations                        17,006         16,844         16,529
Dilutive effect of stock options                                       --             --          1,332
                                                                ---------      ---------      ---------
Shares used in diluted per share computations                      17,006         16,844         17,861
                                                                =========      =========      =========


See accompanying Notes to Consolidated Financial Statements

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                         Year ended March 31,
                                                                ------------------------------------
(In thousands)                                                    1998          1997          1996
                                                                --------      --------      --------
COMMON STOCK AND PAID-IN CAPITAL
     Balance, beginning of year                                 $ 42,890      $ 43,243      $ 40,508
     Exercise of stock options                                         2           575         1,548
     Shares issued under Employee Stock Purchase Plan                140           367           539
     Stock issuance to settle compensation liability                 231            --            --
     Treasury shares acquired                                         --        (1,295)         (984)
     Tax benefits related to stock plans                              --            --         1,632
                                                                --------      --------      --------
        Balance, end of year                                    $ 43,263      $ 42,890      $ 43,243
                                                                --------      --------      --------

CUMULATIVE TRANSLATION ADJUSTMENT
     Balance, beginning of year                                 $     --      $    247      $    122
     Foreign currency translation adjustment                          --          (247)          125
                                                                --------      --------      --------
        Balance, end of year                                    $     --      $     --      $    247
                                                                --------      --------      --------

RETAINED EARNINGS (ACCUMULATED DEFICIT)
     Balance, beginning of year                                 $(35,540)     $  4,341      $ (4,495)
     Net income (loss)                                            (3,378)      (39,881)        8,836
                                                                --------      --------      --------
        Balance, end of year                                    $(38,918)     $(35,540)     $  4,341
                                                                --------      --------      --------
TOTAL STOCKHOLDERS' EQUITY                                      $  4,345      $  7,350      $ 47,831
                                                                ========      ========      ========


See accompanying Notes to Consolidated Financial Statements

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                               Year ended March 31,
                                                                      ------------------------------------
(In thousands)                                                          1998          1997          1996
                                                                      --------      --------      --------
OPERATING ACTIVITIES:
     Net income (loss)                                                $ (3,378)     $(39,881)     $  8,836
     Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
        Depreciation and amortization                                    3,206         3,782         2,879
        Loss on disposal of property and equipment                          11           220            --
        Deferred income taxes                                               --         3,234            --
        (Gain) loss on investments                                      (4,217)        2,191            --
        Tax benefits related to stock plans                                 --            --         1,632
     Changes in operating assets and liabilities:
        Accounts receivable, net                                        (3,836)        7,913        (1,059)
        Inventories                                                       (280)        3,627        (1,881)
        Income taxes                                                     7,665        (7,665)           --
        Other current assets                                                90         1,474          (685)
        Accounts payable                                                (8,346)       (1,462)        5,968
        Accrued and other liabilities                                   (1,578)         (174)          742
        Income taxes payable                                                --          (335)       (1,505)
                                                                      --------      --------      --------
     Net cash provided by (used in) operating activities of:
        Continuing operations                                          (10,663)      (27,076)       14,927
        Discontinued operations                                            (57)        2,977         1,228
                                                                      --------      --------      --------
            Net cash provided by (used in) operating activities        (10,720)      (24,099)       16,155
                                                                      --------      --------      --------

INVESTING ACTIVITIES:
     Proceeds from sale of (investment in) GlobalCenter, Inc.            3,691        (1,548)           --
     Repayment of loan from GlobalCenter, Inc.                           2,600            --            --
     Proceeds from sale of (investment in) AirMedia, Inc.                1,969        (4,043)           --
     Purchases of property and equipment                                  (450)       (1,802)       (6,514)
     Proceeds from sale of property and equipment                          113            71            --
     Other assets                                                           75          (386)           93
     Purchases of short-term investments                                    --       (23,217)      (78,747)
     Proceeds from sales and maturities of short-term investments           --        45,036        77,897
                                                                      --------      --------      --------
             Net cash provided by (used in) investing activities         7,998        14,111        (7,271)
                                                                      --------      --------      --------

FINANCING ACTIVITIES:
     Borrowings under line of credit                                     2,750         8,000            --
     Repayments under line of credit                                    (6,991)       (3,759)           --
     Proceeds from issuance of Common Stock, net                           373           942         2,086
     Repurchases of Common Stock                                            --        (1,161)         (984)
                                                                      --------      --------      --------
            Net cash provided by financing activities                   (3,868)        4,022         1,102
                                                                      --------      --------      --------

Effect of foreign currency exchange rate changes                            --          (247)          125
                                                                      --------      --------      --------
Net increase (decrease) in cash and cash equivalents                    (6,590)       (6,213)       10,111
                                                                      --------      --------      --------
Cash and cash equivalents at beginning of year                           9,687        15,900         5,789
                                                                      --------      --------      --------
Cash and cash equivalents at end of year                              $  3,097      $  9,687      $ 15,900
                                                                      --------      --------      --------

SUPPLEMENTAL DISCLOSURES:
     Cash paid during the year for:
        Interest                                                      $    198      $    211      $    100
        Income taxes                                                  $     --      $     --      $  5,033
     Non-cash investing and financing activities:
        Non-cash net assets contributed to GlobalCenter, Inc.         $     --      $    643      $     --
                                                                      ========      ========      ========

See accompanying Notes to Consolidated Financial Statements

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS. OneWorld Systems, Inc. ("OneWorld Systems" or the "Company") (founded in June 1989 as "Global Village Communication, Inc." and incorporated in Delaware), develops and manufactures products that enhance and simplify wide area data communications for the small and medium size office market. The Company's recently introduced OneWorld 5000 communications servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access on-line service access, and fax capabilities.

PRINCIPLES OF CONSOLIDATION. The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS. Cash and cash equivalents consist of cash and highly liquid investments such as money market funds, commercial paper, and U.S. Treasury Bills with maturities of three months or less at the time of purchase.

INVENTORIES. Inventories are stated at the lower of cost or market. Costs are calculated using standard cost, which approximates the lower of actual cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease term, generally five years.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments. The carrying amounts of short-term debt approximates fair value due to the instrument's variable rate structure.

PRODUCT WARRANTY. The Company warrants its products for up to five years from date of shipment. A provision for the estimated future costs of warranty repair or replacement is provided at the time of sale.

REVENUE RECOGNITION. Revenue is generally recognized at the time of shipment. Revenue from sales to distributors and dealers are subject to agreements allowing limited rights of return and exchange, and price protection. Accordingly, the Company provides reserves for estimated future returns, exchanges, and price protection credits in the same period as related revenue. Revenue from products licensed to original equipment manufacturers (OEM's) is recognized when sales to end users are reported to the Company.

The Company's revenue recognition policies comply with the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") 97-2, "Software Revenue Recognition."

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SOFTWARE DEVELOPMENT COSTS. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Through March 31, 1998, software development has been substantially completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

INCOME TAXES. The Company accounts for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns.

ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" effective for the fiscal year ended March 31, 1997. SFAS No. 123 establishes a fair market value method of accounting for stock-based employee compensation plans. As allowed under the provisions of SFAS No. 123, the Company chose to continue the intrinsic value based method for stock-based employee compensation plans and provide pro forma disclosures of results and results per share as if the accounting provisions of SFAS No. 123 has been adopted. As the Company has elected to adopted only disclosure requirements of SFAS No. 123.

NET INCOME (LOSS) PER SHARE. Net income (loss) per share data has been computed using net income (loss), the weighted average number of shares of Common Stock, and common equivalent shares from stock options outstanding (when dilutive using the treasury stock method). The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" effective December 28, 1997. SFAS requires presentation of basic per share and, for companies with complex capital structures, diluted per share data. Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes dilution and net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the years ended March 31, 1998 and March 31, 1997, "in-the-money" dilutive options of approximately 820,000 and 2.3 million respectively, were not included in the calculation of diluted EPS as they were considered antidilutive. The Company has restated income (loss) per share for all periods presented in the accompanying consolidated financial statements to reflect net income (loss) per share on both a basic and a diluted basis.

FOREIGN CURRENCY TRANSLATION. All assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs, and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions and realized translation adjustments are included in the consolidated statements of operations.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF. The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value. Further, long-lived assets and certain identifiable intangibles that are to be disposed of, which are not covered by Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," are required to be reported at the lower of the asset's carrying amount or its fair value less cost to sell. To date the Company has made no such adjustments.

RECLASSIFICATIONS. Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the fiscal 1998 consolidated financial statement presentation.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  BALANCE SHEET COMPONENTS

                                                                March 31,
                                                          ----------------------
(In thousands)                                              1998          1997
                                                          --------      --------
Accounts receivable:
     Trade accounts receivable                            $  9,470      $ 10,712
     Less allowance for returns and doubtful accounts       (1,310)       (6,388)
                                                          --------      --------
        Net accounts receivable                           $  8,160      $  4,324
                                                          --------      --------

Inventories:
     Purchased parts                                      $     --      $    199
     Work in process                                            --           369
     Finished goods                                          2,351         1,503
                                                          --------      --------
        Total inventories                                 $  2,351      $  2,071
                                                          --------      --------

Property and equipment:
     Computer, test, and production equipment             $ 10,229      $  9,847
     Furniture and fixtures                                  2,726         3,193
     Leasehold improvements                                  2,428         2,428
                                                          --------      --------
                                                            15,383        15,468
     Less accumulated depreciation and amortization        (11,334)       (8,539)
                                                          --------      --------
        Total property and equipment, net                 $  4,049      $  6,929
                                                          --------      --------

Accrued and other liabilities:
     Warranty and other product related obligations       $  2,859      $  2,090
     Accrued compensation and benefits                         766           740
     Other                                                   2,378         4,808
                                                          --------      --------
        Total accrued and other liabilities               $  6,003      $  7,638
                                                          ========      ========



NOTE 3.     ACQUISITIONS AND DIVESTITURES

AIRMEDIA LIVE, INC. In the second quarter of fiscal 1997, the Company completed an equity investment in AirMedia, Inc. ("AirMedia") of $4.1 million The Company accounted for its investment in AirMedia using the cost method of accounting. In July 1997, the Company sold its investment in AirMedia to an existing AirMedia shareholder for approximately $2.0 million in cash. As a result, the Company recorded a loss of $2.1 million in the second quarter of fiscal 1998.

GLOBALCENTER, INC. In April 1996, the Company announced that it had incorporated its Internet Services Division as a standalone business called GlobalCenter, Inc. ("GlobalCenter"). At the same time, the Company announced that UUNET Technologies, Inc. had acquired a 19.9% equity interest in GlobalCenter. At that time, the Company no longer had the ability to exercise significant control over GlobalCenter. Accordingly, the Company no longer consolidated the results of GlobalCenter and began to account for its investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during the first quarter of fiscal 1997, the Company recorded an investment loss of $2.2 million, and reduced the book value of its investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged reducing the Company's percentage ownership below 10%. Accordingly, in the third quarter of fiscal 1997, the Company began accounting for its investment in GlobalCenter using the cost method of accounting. In September 1997, the Company agreed to sell its remaining equity stake in GlobalCenter to an existing shareholder of GlobalCenter for approximately $3.7 million in cash. As a result the Company recorded a gain of $3.7 million in the second quarter of fiscal 1998. In addition, during the course of the year the Company was repaid a loan (plus interest due) of $2.6 million from GlobalCenter which had been previously reserved against.

KNX LIMITED. In January 1996, the Company acquired KNX Limited, a leading UK-based provider of ISDN remote access products. The transaction was effected through the exchange of shares of Common Stock of the Company for all outstanding shares of KNX Limited. In total, the Company issued, or reserved for issuance on exercise of options, 1,365,951 shares of the Company's Common Stock. The acquisition of KNX was accounted for using the pooling-of-interests method of accounting.

In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30 and prior period consolidated financial statements have been restated to reflect the discontinuation of the enterprise network server operation. The loss from discontinued operations of $1.8 million and $3.3 million in fiscal years 1997 and 1996, respectively, represents the operation's operating losses, with no associated tax benefits. The gain from discontinued operations of $1.3 million in fiscal 1998 (net income tax effect of zero) is the result of the release of a portion of a reserve established for contingent liabilities associated with the disposition of the operation based on the Company's determination that some of these contingencies had been resolved. The loss on disposal of discontinued operations of $2.2 million in fiscal 1997 (net income tax effect of zero) represents the estimated cost of disposal of the operation, net of $3.8 million of cash received from the sale of the operation's assets and a $2.1 million loss from operations from the measurement date to the disposal date.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LINE OF CREDIT

As of March 31, 1998, the Company's borrowings under its line of credit were subject to the terms of a forbearance agreement it negotiated with its bank in April 1997 which expires in April 1999. Borrowings under the forbearance agreement bear interest at the bank's prime rate plus 2.5% (11.0% at March 31, 1998 and 13.5% at March 31, 1997.) Total borrowings are limited to the lesser of $5,000,000 or 60% of eligible accounts receivable, as defined, and are collateralized by all of the Company's assets. The agreement contains various covenants and restrictions, including restrictions on the Company's ability to pay dividends or effect mergers or acquisitions. As of March 31, 1998, there were no borrowings under this line of credit and the Company was in compliance with all covenants and restrictions (see Note 10).

NOTE 5. COMMITMENTS AND CONTINGENCIES

Lease Commitments. The Company leases facilities under noncancelable operating leases expiring in January 2000, April 2000, and December 2002. The lease expiring in April 2000 has a renewal option for an additional five-year term. Space associated with this lease has been subleased for various periods through April 2000.

FUTURE MINIMUM LEASE PAYMENTS AS OF MARCH 31, 1998 ARE:

                                                           Sublease         Sublease
(In Thousands)                           Lease Payments    Income           Payments
                                         --------------   ----------        --------
Fiscal year ending March 31,
                       1999                 $ 1,643        $ (1,316)           $ 327
                       2000                   1,644          (1,039)             605
                       2001                     176               -              176
                       Thereafter                90               -               90
                                            -------        --------          -------
Total future minimum lease commitments      $ 3,553        $ (2,355)         $ 1,198
                                            =======        ========          =======



Rent expense, net of sublease income, was approximately $0.5 million, $1.2 million, and $1.4 million for the fiscal years ended March 31, 1998, 1997, and 1996, respectively.

LEGAL MATTERS. The Company is a party to certain lawsuits and claims arising out of the normal conduct of its business. These claims generally relate to commercial transactions, patent infringements, and employment matters. While the ultimate resolution of such suits or other proceedings against the Company cannot be predicted with certainty, management expects that these matters will not have a material adverse effect on the financial position or results of operations of the Company.


NOTE 6. STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK. As of March 31, 1998, the number of Common and Preferred Stock shares authorized was 30,000,000 and 5,000,000, respectively. The classes, series, rights, and preferences of the Preferred Stock may be established by the Company's Board of Directors.

On January 5, 1996, the Company issued approximately 1,400,000 shares of Common Stock as part of the consideration for the acquisition of KNX Limited (see Note
3).

On January 19, 1998, the Company issued approximately 142,000 shares of Common Stock as settlement of a compensation liability incurred upon the acquisition of KNX Limited (see Note 3).










COMMON STOCK ISSUED AND OUTSTANDING.

                                                                       March 31,
                                                      -----------------------------------------
                                                          1998           1997           1996
                                                      -----------     ----------     ----------
Shares issued and outstanding beginning of period      16,929,690     16,744,837     16,167,429
  Exercise of stock options                                15,702        288,967        583,711
  Shares issued under employee stock purchase plan         74,987         74,386         63,229
  Treasury shares acquired                                     --       (178,500)       (69,532)
  Shares issued to settle compensation liability          142,392             --             --
                                                       ----------     ----------     ----------
  Shares issued and outstanding end of period          17,162,771     16,929,690     16,744,837
                                                       ==========     ==========     ==========

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK OPTION PLAN. The Company has adopted a stock option plan (the "Plan") under which incentive stock options may be granted to employees and officers, and non-qualified (supplemental) stock options may be granted to employees, officers, directors, and consultants to purchase an aggregate of 5,600,000 shares of Common Stock. Options may be granted at an exercise price of at least 100% of the fair market value of Common Stock at the date of grant, or for supplemental options, at an exercise price not less than 85% of the fair market value of such stock at the date of grant. All options expire no later than 10 years after the date of grant and generally vest over 4 or 5 years with 20% to 25% vesting after one year and the balance vesting monthly over the remaining 3 to 4 years. As of March 31, 1998, options to purchase 754,673 shares of Common Stock were exercisable under the Plan.

DIRECTOR'S PLAN. In January 1994, the Company adopted the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for automatic grants of options to purchase shares of Common Stock to non-employee directors of the Company at or above the fair market value of the Common Stock on the date of grant. The Company has reserved a total of 200,000 shares of the Company's Common Stock for issuance upon the exercise of options granted pursuant to the Directors' Plan. Options granted under the Directors' Plan expire 10 years following the grant and vest in five annual installments commencing on the date of grant and are contingent upon the continuous service of the director. As of March 31, 1998, options representing 45,831 shares were exercisable under the Directors' Plan.

A summary of the combined stock option activity under the Plan and Directors' Plan is as follows:

                                                                                YEAR ENDED MARCH 31,
                                                  ------------------------------------------------------------------------------
                                                          1998                          1997                     1996
                                                  -------------------------  -------------------------   -----------------------
                                                                   Weighted                   Weighted                   Weighted
                                                                   Average                    Average                    Average
                                                                   Exercise                   Exercise                   Exercise
                                                    Options         Price      Options         Price      Options          Price
                                                   ---------        ------    ---------       -------    ---------       -------
Outstanding - beginning of year                    2,485,435        $ 2.76    2,315,955        $ 9.25    2,350,444        $ 4.66
Granted                                              894,301          2.32    1,779,330          5.78    1,011,485         15.64
Exercised                                            (15,507)         0.11     (288,967)         1.99     (583,711)         2.70
Canceled                                          (1,073,133)         2.80   (1,320,883)        10.00     (462,263)         8.24
Repriced - granted                                         -             -    1,762,384          4.68            -             -
Repriced - canceled                                        -             -   (1,762,384)        10.96            -             -
                                                   ---------        ------    ---------        ------    ---------        ------
Outstanding - end of year                          2,291,096        $ 2.60    2,485,435        $ 2.76    2,315,955        $ 9.25
                                                   ---------        ------    ---------        ------    ---------        ------
Weighted average fair value of options,
   calculated under SFAS No. 123 (see below)                        $ 1.80                     $ 2.47                     $ 9.64
                                                                    ======                     ======                     ======




 The following table summarizes information as of March 31, 1998:

                                                  OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                                   -----------------------------------------------------  ------------------------------------
                                                    Weighted Average
                                                        Remaining       Weighted Average                   Weighted Average
Range of Exercise Prices             Number         Contractual Life    Exercise Price     Number           Exercise Price
------------------------           ----------       ------------------  ----------------  --------       ---------------------
$ 0.0400  -  $ 3.0000                945,338                8.19          $ 1.5506        234,402             $ 0.5892
$ 3.0625                           1,186,925                8.31          $ 3.0625        526,015             $ 3.0625
$ 3.3750  -  $14.8800                158,833                8.45          $ 5.4419         40,087             $ 7.7579
--------     --------              ---------                ----          --------        -------             --------
$ 0.0400  -  $14.8800              2,291,096                8.27          $ 2.6036        800,504             $ 2.5734
========     ========              =========                ====          ========        =======             ========


EMPLOYEE STOCK PURCHASE PLAN. In December 1993, the Company adopted the 1993 Employee Stock Purchase Plan (the "Purchase Plan") reserving 400,000 shares of Common Stock for issuance under the Purchase Plan. The Purchase Plan provides a means by which employees may purchase the Company's Common Stock through payroll deductions, of up to 10% of their compensation, at a price per share equal to the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of each annual offering; or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase. As of March 31, 1998, 269,027 shares had been purchased under the Purchase Plan.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMON STOCK RESERVED FOR FUTURE ISSUANCE.


                                                            Shares
                                                         ---------
Exercise of stock options                                3,662,590
Employee stock purchase plan                               130,973
                                                         ---------
       Total reserved shares                             3,793,563
                                                         =========




ACCOUNTING FOR STOCK-BASED COMPENSATION UNDER SFAS NO. 123. At March 31, 1998, the Company had three stock-based compensation plans, which are described above. Since the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock plans, no compensation cost has been recognized for such plans because the exercise price of stock options is the fair value at the date of grant.

Had compensation cost for the Company's stock plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net results and per share results would have changed to the pro forma amounts indicated below (in thousands, except per share amounts):


                                                    1998                          1997                         1996
                                           -----------------------      -------------------------      ------------------------
                                           As Reported   Pro Forma      As Reported    Pro Forma       As Reported    Pro Forma
                                           -----------  ----------      -----------   -----------      -----------   ----------
Net income (loss)                           $(3,378)     $(5,584)        $(39,881)     $ (42,976)         $ 8,836      $ 6,820
Basic net income (loss) per share           $ (0.20)     $ (0.33)        $  (2.37)     $   (2.55)         $  0.53      $  0.41
Diluted net income (loss) per share         $ (0.20)     $ (0.33)        $  (2.37)     $   (2.55)         $  0.49      $  0.38
                                            -------      -------         --------      ---------          -------      -------



The fair value of each option grant and Purchase Plan share issuable is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1998 and 1997, respectively: no dividend yield is expected for all years; expected volatility of 106% and 96%; risk-free interest rates of 5.24% and 6.25%; and expected lives of 3 years and 4 years.

Pro forma net results reflect only options granted in 1996 through 1998. Therefore the full impact of calculating compensation cost for the Company's stock option plans under SFAS No. 123 is not reflected in the pro forma net results, amounts presented above as compensation cost is reflected over a stock options vesting period and compensation cost for options granted prior to April 1, 1995 is not considered.

NOTE 7. RESTRUCTURING COSTS

On March 31, 1998, the Company announced its agreement to sell the assets of its Modem Business to Boca Research ("The Agreement") and refocus the Company for product offerings in the small to medium sized office networking market. As a result the Company recorded a net restructuring charge of $240,000 related primarily to severance costs of 25 employees. The Company estimated that the majority of the termination benefits would be paid during the first fiscal quarter of 1999.

In December 1996, the Company announced a restructuring plan to streamline its operations, reduce its workforce and enable the Company to improve its operating results. The Company recorded a restructuring charge of $1.3 million related primarily to severance costs ($270,000), write-offs of fixed assets and purchased software ($490,000), a lease abandonment ($340,000) and other one-time charges associated with the plan ($200,000). At March 31, 1998 the restructuring accrual balance associated with the December 1996 decision was approximately $40,000 and related primarily to remaining lease payments and miscellaneous costs associated with the Company's Atlanta facility.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8. INCOME TAXES

The components of income tax expense (benefit) from continuing operations are displayed in the following table. No income tax expense or benefit has been recorded in any of the results of discontinued operations.

                                                                                Year ended March 31,
                                                                          --------------------------------
(In thousands)                                                               1998        1997         1996
                                                                          -------     -------      -------
Current:
           Federal                                                        $    --     $(8,637)     $ 2,749
           State                                                               --           2          677
                                                                          -------     -------      -------
           Total Current                                                       --      (8,635)       3,426
                                                                          -------     -------      -------
Deferred:
           Federal                                                             --       2,845           46
           State                                                               --         389           56
                                                                          -------     -------      -------
           Total Current                                                       --       3,234          102
                                                                          -------     -------      -------
Charge in lieu of income tax associated with exercise of stock options         --          --        1,632
                                                                          -------     -------      -------
                                                                          $    --     $(5,401)     $ 5,160
                                                                          -------     -------      -------



The Company has gross deferred tax assets of approximately $26.9 million as of March 31, 1998 and $25.6 million as of March 31, 1997. The deferred tax assets are primarily comprised of net operating loss carryovers, tax credits, and reserves and accruals recorded for financial reporting purposes which are not allowed as tax deductions in the current periods in which they were recorded. As of March 31, 1998 and 1997, the Company had established a full valuation allowance against its deferred tax assets based on the belief that there was sufficient uncertainty regarding the realizability of the deferred tax assets.

The difference between the effective income tax rate and the U.S. federal statutory income tax rate for continuing operations is as follows:


                                                  Year ended March 31,
                                              ------------------------
(In thousands)                                1998      1997      1996
                                              ----      ----      ----
Statutory federal income tax rate              (34)%     (34)%      35 %
State tax, net of federal benefit               --        --         5 %
Loss without tax benefit                        38 %      25 %      -- %
Foreign sales corporation benefit               --        --        (2)%
Tax exempt interest                             --        --        (2)%
Research and experimental tax credit            (6)%      (2)%      (4)%
Other                                            2 %      (2)%      (2)%
                                              ----      ----      ----
                                                --       (13)%      30 %
                                              ----      ----      ----


The Company acquired SofNet, Inc., in August 1994. As of the acquisition date, SofNet had federal and Georgia net operating loss carryforwards of $9.3 million which expire through 2009. The federal net operating loss is subject to an annual limitation approximating $0.8 million as a result of an "ownership change" as defined in Section 382 of the Internal Revenue Code. Any unused annual limitation can be carried forward to subsequent years. In addition, the SofNet operating losses can only be used to offset future earnings of SofNet as a result of separate return limitation rules.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Additionally, as of March 31, 1998, the Company had net operating loss carryforwards of approximately $48.4 million for federal income tax purposes, of which, $33.8 million expire in 2012 and $14.6 million expire in 2013. Net operating loss carryforwards for California income tax purposes total approximately $19.9 million, of which $13.9 will expire in 2002 and $6.0 million expire in 2003.

At March 31, 1998, the Company had unused research and development credits of approximately $1.0 million for federal income tax purposes, which expire through 2013, and $440,000 for California income tax purposes which will carryforward indefinitely. There are also alternative minimum tax credits of approximately $530,000 available to reduce future federal income taxes, which will carryforward indefinitely.


NOTE 9.     CUSTOMERS AND CREDIT CONCENTRATIONS

The Company sells primarily to distributors, dealers, and OEMs in North America, Europe, and the Pacific Rim. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such actual losses have been within management's expectations.

The following table summarizes the annual percentage contribution to revenues by customers whose revenues exceed 10% of total revenues:

                             Percentage of Revenues           Percentage of Accounts Receivable
                              Year Ended March 31,                    as of March 31,
                        -------------------------------      ----------------------------------
                        1998          1997         1996            1998         1997
                        ----          ----         ----            ----         ----
Customer A               28%           21%          33%             37%          16%
Customer B               18%           11%           1%             19%          --
Customer C                7%           11%           4%              4%          13%


Customers A and C are distributors; Customer B is an OEM.

The Company's international sales for the fiscal years ended March 31, 1998, 1997, and 1996 represented approximately 15%, 15%, and 19% of net revenue, respectively.


NOTE 10. NET ASSETS HELD FOR SALE

On March 31, 1998, the Company signed an Asset Purchase Agreement ("the Agreement") with Boca Research, Inc., a Florida corporation, and its wholly owned subsidiary Boca Global, Inc., a Florida corporation (together "Buyer"). Pursuant to the terms of the Agreement, the Company will sell to Buyer substantially all of the Company's assets related to the Company's single user modem product offerings including accounts receivable, inventory, property and equipment, intellectual property, and other production and research and development assets (the "Modem Business"). Additionally, the Company issued to the Buyer a Warrant to purchase up to 425,000 shares of the Company's Common Stock at $1.0003 per share. In consideration for these assets, the Buyer will assume certain of the Company's liabilities related to the Modem Business, including all product warranty, upgrade and support liabilities, as well as related accounts payable obligations. The Buyer shall pay to the Company $10.0 million in cash, payable in installments. Upon the close of the transaction the Buyer will deliver an initial payment of $4.0 million and a non-interest bearing promissory note for $6.0 million payable in two equal installments on September 30, 1998 and December 31, 1998. Shareholder approval was required for the completion of the transaction. Such approval was obtained at a Special Meeting of Stockholders of the Company, and the transaction closed on June 18, 1998 (the "Closing Date"). The transaction will be accounted for as an asset sale in the first quarter of fiscal 1999.

In conjunction with the closing of the transaction, the Company's line of credit (see Note 4) was suspended as the sale included most of the assets securing the line. The Company is currently negotiating a new line of credit.

NOTE 11.     UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA --
             SALE OF MODEM BUSINESS

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA. The following unaudited pro forma condensed consolidated balance sheet at March 31, 1998, and the discussion of the unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended March 31, 1998 give pro forma effect to the estimated financial impact of the sale of the Modem Business. The pro forma condensed consolidated balance sheet at March 31, 1998 gives pro forma effect to the sale of the Modem Business as if the transaction it contemplates was consummated on March 31, 1998. The discussion of the unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended March 31, 1998 present the results of operations of the Company as if the transaction contemplated in the sale of the Modem Business occurred on April 1, 1997.

The pro forma information is based on the historical consolidated financial statements of the Company giving effect to the assumptions and adjustments set forth in the following notes and discussions. The overall assumption has been made that the effect of the sale of the Modem Business would have been to transfer the substantial majority of the Company's products and operating activities and associated revenues, assets (excluding cash and any tax related benefits) and liabilities, and a significant amount of related expenses to the Buyer. The Company would have retained primarily its OneWorld, FaxWorks Pro and Pro LAN, FocalPoint and NewsCatcher products, the development efforts associated with its new family of communications server products and corporate general and administrative activities, and associated revenues, expenses, assets and liabilities, henceforth referred to as the "Retained Business".

ONE WORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed financial data and discussions have been prepared by Company management and are not necessarily indicative of how the Company's balance sheet and operating results would have been presented had the transaction contemplated in the Agreement been consummated on the assumed dates, nor are they necessarily indicative of the presentation of the Company's balance sheet and statements of operations for any future period.


UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                                                                            March 31, 1998
                                                           --------------------------------------------------
(in thousands)                                              Company            Pro Forma            Pro Forma
                                                           Historical         Adjustments            Results
                                                           ----------         -----------           ---------
ASSETS

Current assets:
     Cash and cash equivalents                              $  3,097           $  4,000 (A)          $  7,097
     Accounts receivable, net                                  8,160             (7,845)(B)               315
     Inventories, net                                          2,351             (2,351)(B)                --
     Notes receivable                                             --              5,860 (A)             5,860
     Other current assets                                        253                (83)(B)               170
                                                           ----------         -----------           ---------
     Total current assets                                     13,861               (419)               13,442

Property and equipment, net                                    4,049             (1,376)(C)             2,673
Other assets                                                      63                                       63
                                                           ----------         -----------           ---------
        Total assets                                        $ 17,973           $ (1,795)             $ 16,178
                                                           ==========         ===========           =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                       $  7,625           $ (6,666)(D)          $    959
     Accrued and other liabilities                             6,003             (1,888)(E)             4,115
                                                           ----------         -----------           ---------
     Total current liabilities                                13,628             (8,554)                5,074

Stockholders' equity:
     Common stock                                                 17                                       17
     Additional paid-in capital                               43,246                234 (F)            43,480
     Retained earnings (accumulated deficit)                 (38,918)             6,525 (F)           (32,393)
                                                           ----------         -----------           ---------
     Total stockholders' equity                                4,345              6,759                11,104
                                                           ----------         -----------           ---------
        Total liabilities and stockholders' equity          $ 17,973           $ (1,795)             $ 16,178
                                                           ==========         ===========           =========

ONE WORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A) The Company will receive consideration of $10.0 million on the Closing Date. The consideration will be in the form of $4.0 million in cash on the Closing Date, and a Promissory Note for $6.0, of which $3.0 million is payable on September 30, 1998 and $3.0 million on December 31, 1998. As the note is non-interested bearing, its value has been discounted assuming a rate of 6% per annum

        These pro forma calculations assume that had the transaction been consummated on March 31, 1998 the purchase price would not have been reduced based upon the net current asset position at that time.

(B) As stipulated in the Agreement, the Buyer will purchase all of the Company's current assets related to its Modem Business with the exception of cash, tax assets, assets related to the Retained Business and certain corporate assets. This adjustment represents the net value of those assets which would have been transferred to the Buyer as well as the elimination of certain reserves associated with those assets as they would no longer be required by the Company.

(C) The Agreement stipulates that the Buyer will purchase Property and Equipment associated with the Company's Modem Business as well as that associated with the Company's facility in Sunnyvale, California if Buyer elects to assume the lease (the Buyer has elected not to assume the lease). This adjustment represents an estimate of the net book value of the Property and Equipment that is to be transferred to the Buyer.

(D) As stipulated in the Agreement, the Buyer will assume all of the Company's liabilities related to its Modem Business with the exception of employee related liabilities, tax liabilities, liabilities related to the Retained Business and certain corporate liabilities. This adjustment represents the net value of the Accounts Payable portion of those liabilities which would have been assumed by the Buyer as well as certain other liabilities which would not have been assumed by the Buyer that would have been eliminated by the consummation of the transaction.

(E) As stipulated in the Agreement, the Buyer will assume all of the Company's liabilities related to its Modem Business with the exception of employee related liabilities, tax liabilities, liabilities related to the Retained Business and certain corporate liabilities. This adjustment represents the net value of the Accrued and other portions of those liabilities which would have been assumed by the Buyer as well as certain other liabilities which would not have been assumed by the Buyer that would have been eliminated by the consummation of the transaction. In addition, this adjustment includes an accrual of $1.4 million for estimated expenses related to the transaction.

(F) This adjustment represents the amount of the gain that would have been realized had the transaction been consummated on March 31, 1998, including assumed valuation of the warrant issued to the Buyer. No income tax expense associated with the gain has been assumed, given the Company's available tax benefits. The actual amount of the gain will not be determined until after the actual Closing Date and will be accounted for in the first quarter of fiscal 1999. While the Company expects to realize a substantial gain upon closing the transaction, that gain may be materially different than the amount of this pro forma adjustment.

DISCUSSION OF THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA. The assets being purchased by the Buyer include products which represent the overwhelming majority of the Company's consolidated revenues. For the year ended March 31, 1998 these products accounted for approximately 95% of the Company's reported net revenues. Had the transactions contemplated in the Agreement been consummated on April 1, 1997, the Company's net revenues would have been reduced by approximately these amounts.

Similarly, these products represent the overwhelming majority of the Company's gross profit. For the year ended March 31, 1998 these products accounted for approximately 88% of the Company's reported gross profit. Had the transactions contemplated in the Agreement been consummated on April 1, 1997, the Company's gross profits would have been reduced by these amounts.

ONE WORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The operations of the Modem Business being sold to the Buyer are not separate from, nor are they accounted for separately from, the other activities of the Company. There are numerous instances of shared resources including facilities, management, systems, development, marketing and sales personnel and corporate general and administrative functions. Therefore, the Company is unable to accurately estimate the operating expenses associated with the assets being purchased by the Buyer.

The aforementioned operating results also do not consider the amount of any gain or loss on the transaction itself that would have been realized had the transaction been consummated on April 1, 1997. The Company expects to realize a substantial gain upon closing, however that gain may be materially different than that estimated in these pro forma statements.

SCHEDULE II

                     ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS

                                                             Year end March 31,
                                                   ------------------------------------
(In thousands)                                       1998          1997          1996
                                                   --------      --------      --------
Allowance for returns and doubtful accounts
     Balance beginning of period                   $  6,388      $  1,854      $  1,807
     Additions charged to costs and expenses          1,387        20,090         8,268
     Deductions                                      (6,465)      (15,556)       (8,221)
                                                   --------      --------      --------
     Balance end of period                         $  1,310      $  6,388      $  1,854
                                                   --------      --------      --------

Warranty and other product-related obligations
     Balance beginning of period                   $  2,090      $  1,503      $  1,559
     Additions charged to costs and expenses          1,855         2,774         4,479
     Deductions                                      (1,086)       (2,187)       (4,535)
                                                   --------      --------      --------
     Balance end of period                         $  2,859      $  2,090      $  1,503
                                                   --------      --------      --------